Exhibit 99.1

FOR FURTHER INFORMATION:
AT FTI CONSULTING:	AT THE ABERNATHY MACGREGOR GROUP:
Jack Dunn, President & CEO	Winnie Lerner/Jessica Liddell
(410) 224-1483	(212) 371-5999

FOR IMMEDIATE RELEASE

FTI CONSULTING ANNOUNCES RE-SIGNING OF SENIOR RESTRUCTURING PERSONNEL

BALTIMORE, MD, June 28, 2006—FTI Consulting, Inc. (NYSE: FCN), a premier provider of problem-solving consulting and technology services to major corporations, financial institutions and law firms, today announced that it had successfully completed its efforts to re-sign the senior managing directors who comprise the leadership of the restructuring practice acquired from PricewaterhouseCoopers in August of 2002. Of the thirty-one senior managing directors tendered contracts, twenty-seven have agreed to further long term commitments with FTI, two are leaving the business, and two have indicated their intent to join a competitor at the end of their contractual obligations to FTI, including non-competition obligations. The practice led by this group is the cornerstone of the Company’s core restructuring business, which is the largest in the nation.

Commenting on these developments, Jack Dunn, FTI’s President and CEO, said, “The example of these leading individuals committing their careers to FTI for the long haul not only reinforces the tremendous intellectual capital base that underlies the very core of our enterprise value, it reaffirms to the other great professionals, both inside and outside FTI, that we have built something to last here and that this is the place to be.”

The standard commitment consists of a five year contract, plus a one-year non-competition period following its expiration. With the re-signing, nearly all of FTI’s more than 165 senior managing directors company-wide are subject to multiple-year contractual agreements. The re-signings were achieved within the cost parameters previously disclosed in the company’s prior public filings and with no loss of existing engagements.

About FTI Consulting

FTI is a premier provider of problem-solving consulting and technology services to major corporations, financial institutions and law firms when confronting critical issues that shape their future and the future of their clients, such as financial and operational improvement, major litigation, mergers and acquisitions and regulatory issues. Strategically located in 25 of the major US cities, London and Melbourne, FTI’s total workforce of more than 1,400 employees includes numerous PhDs, MBA’s, CPAs, CIRAs and CFEs, who are committed to delivering the highest level of service to clients.

This press release includes “forward-looking” statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

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